Exhibit 10.3

AMENDED AND RESTATED HERTZ GLOBAL HOLDINGS, INC.
SEVERANCE PLAN FOR SENIOR EXECUTIVES

WHEREAS, the Company wishes to establish the Amended and Restated Hertz Global Holdings, Inc. Severance Plan for Senior Executives, as may be amended from time to time (the “Plan”) as set forth herein, which shall replace the prior severance plan that was originally adopted on February 1, 2008, as amended on each of November 14, 2012, February 11, 2013, February 25, 2016, and January 3, 2017 (the “Prior Plan”).

NOW, THEREFORE, the Company establishes the Plan in accordance with the following terms:

Article I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01            Purpose of the Plan. The purpose of the Plan is to provide Participants with certain compensation and benefits as set forth in the Plan in the event the Participant’s employment with the Company or a Subsidiary is terminated in a Qualifying Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the United States Department of Labor regulations Section 2510.3-2(b), and shall be interpreted and administered accordingly.

Section 1.02            Term of the Plan. The Plan shall generally be effective as of the Effective Date and, with respect to Participants hereunder, shall supersede the Prior Plan, any program or policy under which the Company or any Subsidiary provided severance benefits to any Participant prior to the Effective Date of the Plan. The Plan shall continue until terminated pursuant to Article VII of the Plan.

Article II

DEFINITIONS

Section 2.01            “Base Salary” shall mean, in the case of a Participant, such Participant’s highest annual base salary in effect at any time within the 12-month period preceding the Participant’s Termination Date.

Section 2.02            “Board” shall mean the Board of Directors of the Company, or any successor thereto.

Section 2.03            “Bonus” shall mean, in the case of a Participant, the average annual bonus paid (or awarded, if different) in respect of each of the three prior bonus years (exclusive of any special, retention, or prorated bonuses). If a Participant has less than three years of bonus history, “Bonus” shall mean the average annual bonus of the actual years, provided that if a Participant has not had an opportunity to earn or be awarded one full year’s bonus as of his Termination Date, “Bonus” shall mean 100% of the participant’s target bonus for the year in which the Termination Date occurs.

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Section 2.04        “Cause” shall mean a Participant’s (i) failure to perform the Participant’s material duties with the Company (other than any such failure resulting from the Participant’s incapacity as a result of physical or mental illness) after a written demand for performance specifying the manner in which the Participant has not performed such duties is delivered to the Participant by the person or entity that supervises or manages the Participant, (ii) engaging in serious misconduct that is injurious to the Company or any of its Subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its Subsidiaries, (iv) abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs the Participant’s job performance, (v) violation of any Company policy that results in harm to the Company or any of its Subsidiaries or (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude. A termination for “Cause” shall include a determination by the Plan Administrator following a Participant’s termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to the Participant.

Section 2.05            “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.

Section 2.06            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Section 2.07            “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.

Section 2.08            “Company” shall mean Hertz Global Holdings, Inc. and any successor to its business and/or assets as set forth in Section 10.05 that assumes and agrees to perform the Plan by operation of law, or otherwise. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.09            “Effective Date” shall mean May 22, 2020.

Section 2.10            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Section 2.11            “Participant” shall mean any senior executive of the Company designated by the Committee as eligible to participate in the Plan.

Section 2.12            “Performance Bonus” shall mean such performance bonuses, as applicable, under and in accordance with the Company’s Annual Incentive Plan, as the same may be amended from time to time, and any other performance bonus plan(s) that the Company may adopt.

Section 2.13            “Permanent Disability” shall mean a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of a Participant’s employment-related duties for a period of six (6) months or longer and, within thirty (30) days after the Company notifies the Participant in writing that it intends to terminate his or her employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis. The Company’s judgment of Permanent Disability shall be final, binding and conclusive, provided that with respect to any payments that constitute deferred compensation subject to Section 409A of the Code, “Disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Code. Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company or any Subsidiary, “Permanent Disability” shall have the meaning, if any, specified in such employment agreement.

Section 2.14            “Plan” shall mean this Hertz Global Holdings, Inc. Severance Plan for Senior Executives as set forth herein, and as the same may from time to time be amended.

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Section 2.15            “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Senior Vice President of Human Resources (or the equivalent). Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.16            “Prior Plan” shall mean the Hertz Global Holdings, Inc. Severance Plan for Senior Executives that was originally adopted on February 1, 2008, as amended on each of November 14, 2012, February 11, 2013, February 25, 2016, and January 3, 2017.

Section 2.17            “Qualifying Termination” shall mean a termination of the Participant’s employment initiated by the Company or a Subsidiary for any reason other than Cause, Permanent Disability or death. For the avoidance of doubt, a Retirement or any voluntary termination by a Participant shall not constitute a Qualifying Termination.

Section 2.18            “Release” shall mean the Separation of Employment and General Release Agreement, which shall include a written agreement to abide by the agreement to the confidentiality, non-solicitation, and non-competition provisions in Article V for the periods provided for herein, in the form attached hereto as Exhibit A; provided that the Plan Administrator shall have the discretion to modify the Release if necessary or appropriate under any applicable law to effect a complete and total release of claims by the Participant as of the Termination Date.

Section 2.19            “Restriction Period” shall mean the greater of 12 months or the Severance Period, if applicable.

Section 2.20            “Retirement” shall mean a Participant’s voluntary termination of employment with the Company under any of the Company’s retirement plans.

Section 2.21            “Separation from Service Date” shall mean, in the case of a Participant, the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the regulations promulgated under Section 409A of the Code.

Section 2.22            “Severance Benefit” shall mean the benefits that a Participant is eligible to receive pursuant to Article IV of the Plan, except for those benefits described in Section 4.01 of the Plan.

Section 2.23            “Severance Factor” and “Severance Period” shall mean, in the case of a Participant, the amount or period, as the case may be, set forth on Annex A opposite such Participant’s position.

Section 2.24            “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

Section 2.25            “Subsidiary” shall mean any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

Section 2.26            “Termination Date” shall mean the date as of which the active employment of the Participant by the Company and its Subsidiaries is severed.

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Article III

ELIGIBILITY FOR BENEFITS

Section 3.01            Eligibility. Each Participant in the Plan who incurs a Qualifying Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan, except that any such Participant who is a party to an employment agreement or Change in Control Severance Agreement (or similar agreement) with the Company pursuant to which such Participant is entitled to severance benefits shall not be eligible to receive the Severance Benefits described in the Plan.

Section 3.02            Conditions.

(a)                Eligibility for any Severance Benefits is expressly conditioned on (i) execution by the Participant of the Release, and lapsing of the revocation period for the Release, within 60 days after the Participant’s Termination Date (the “Release Period”) and (ii) compliance by the Participant with all the material terms and conditions of such Release. If the Participant has not fully complied with any of the applicable terms of Article V and/or the Release, the Plan Administrator may deny unpaid Severance Benefits or discontinue the payment of the Participant’s Severance Benefit and may require the Participant, by providing at least 10 days’ prior written notice of such repayment obligation to the Participant during which period the Participant may cure such failure to comply (if capable of being cured), and if not so cured the Participant shall be obligated to repay any portion of the Severance Benefit already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b)                The Plan Administrator shall determine a Participant’s eligibility to receive Severance Benefits in its sole discretion.

Article IV

DETERMINATION OF BENEFITS

Section 4.01            Benefits Upon Any Termination of Employment. In the event of any termination of employment, regardless of whether the Participant is eligible for benefits under the Plan, the Company shall pay or provide to the Participant the following benefits, in each case to the extent vested and payable as provided in each applicable plan: (a) all earned but unpaid compensation through the Termination Date and (b) any other payments or benefits pursuant to any other compensation plans, programs or employment agreements then in effect.

Section 4.02            Severance Benefits. Subject to the other provisions of the Plan, the Severance Benefits to be provided to each Participant who meets the requirements for such benefits under the Plan (each an “Eligible Participant”) shall be the following:

(a)                a pro rata portion of the Performance Bonus that would have been payable to the Eligible Participant, pro rated based on the portion of the year ending on the Termination Date, such pro rata amount to be paid at the same time as such bonuses are otherwise generally paid to the Company’s executives and in any event, no later than March 15 of the year following the end of the performance period;

(b)                an amount equal to (x) the sum of the Eligible Participant’s Base Salary plus such Eligible Participant’s Bonus, multiplied by (y) such Eligible Participant’s Severance Factor, payable in equal installments over the Eligible Participant’s Severance Period on the Company’s regular payroll cycles, commencing with the first payroll cycle ending after the Release becomes effective (provided, however, if the Release Period crosses over two calendar years, payment shall commence with the first payroll cycle following the later of the Release becoming effective or January 1st of the second calendar year); and

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(c)                all medical, health and accident insurance or other similar health care arrangements for the benefit of such Eligible Participant and his dependents, at the same level and same cost as in effect immediately prior to the Termination Date, through such Eligible Participant’s Severance Period (or, if earlier, the date such Eligible Participant becomes eligible for comparable benefits provided by a subsequent employer).

Notwithstanding the foregoing provisions of this Section 4.02, if, as of the Separation from Service Date, the Eligible Participant is a Specified Employee, then, except to the extent that the Plan does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply: (1) no payments shall be made and no benefits shall be provided to Executive, in each case, during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of the Eligible Participant’s death, and (2) on the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, the Eligible Participant’s death, the Company shall make a one-time, lump-sum cash payment to the Eligible Participant (or his beneficiary, if applicable) in an amount equal to the sum of the amounts otherwise payable to the Eligible Participant under the Plan during the period described in clause (1) above.

Section 4.03        Termination for Cause. If any Participant’s employment terminates on account of termination by the Company for Cause, the Participant shall not be entitled to receive Severance Benefits under the Plan except as provided under Section 4.01 and shall be entitled only to those benefits that are legally required to be provided to the Participant. Notwithstanding any other provision of the Plan to the contrary, if a Participant has engaged in conduct that constitutes Cause at any time prior to the Participant’s Termination Date, the Plan Administrator may by written notice to the Participant determine that any Severance Benefit payable to the Participant under Section 4.02 of the Plan shall immediately cease, and that the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination. The Company may withhold paying Severance Benefits under the Plan pending resolution of an inquiry that could lead to a finding resulting in Cause. If the Company has offset other payments owed to the Participant under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.

Section 4.04            Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for the stated amount of monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession. Any payment made pursuant to the Plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy U.S. or foreign federal, provincial, state and local or other applicable withholding tax requirements.

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Section 4.05            Other Arrangements. The Severance Benefits under the Plan are not additive or cumulative to severance or termination benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement, a retention plan or agreement, or any other arrangement with the Company. As a condition of participating in the Plan, each individual must expressly agree that the Plan supersedes all prior agreements, including, without limitation, the Prior Plan, and sets forth the entire Severance Benefit to which he or she is entitled to while a Participant in the Plan. The provisions of the Plan may provide for payments to the Participant under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Company that the provisions of the Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with the Plan without further action by the Company or the Board. However, if the Participant is a party to a Change in Control Agreement (or similar agreement), such agreement, and not the Plan, shall apply under the circumstances described therein. The Plan and the Severance Benefits provided pursuant to the Plan are being made available on a voluntary basis by the Company and are not required by any legal obligation. Benefits under the Plan are not intended to duplicate other benefits. Any Severance Benefit under this Plan may be in lieu of any severance pay, notice period or benefits required or provided under any federal, state, or local law or ordinance. The Plan Administrator shall determine how to apply this provision, and may override other provisions of the Plan in doing so.

Section 4.06            Termination of Eligibility for Benefits. All Participants shall cease to be eligible to participate in the Plan, and all Severance Benefit payments shall cease upon the occurrence of the earlier of:

(a)                Subject to Article VII, termination or modification of the Plan;

(b)                Completion of payment to the Participant of the Severance Benefit for which the Participant is eligible under Article IV; or

(c)                Upon reemployment by the Participant with the Company.

Article V

CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT

Section 5.01        Confidential Information. At no time during the term of Participant’s Employment or at any time following Participant’s Termination Date, shall the Participant, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information. For purposes of this Section 5.01, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Participant’s breach of the terms hereof) or known to persons in the industry generally.

Section 5.02            Non-Competition. The Participant agrees that, during the term of his or her employment with the Company, and thereafter during the Restriction Period, he or she shall not directly or indirectly become associated, as an owner, partner, shareholder (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company), director, officer, manager, employee, agent, consultant or otherwise, with (a) any car or equipment rental or comparable company, which competes with the business, and for the customer base, of the Company and/or (b) any creditor, equityholder, or creditor committee member of, or lender or financial advisor to, the Companies (a “Competitive Business”). This Section 5.02 shall not be deemed to restrict (a) a Participant who is a lawyer from working for or being associated with a law firm as long as the Participant does not provide legal services to a Competitive Business or (b) association with any enterprise that conducts unrelated business or that has material operations outside of the geographic area that encompasses the Company’s customer base (or where the Company had plans at the Termination Date to enter) for so long as the Participant’s role whether direct or indirect (e.g., supervisory), is solely with respect to such unrelated business or other geographic area (as the case may be).

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Section 5.03            Non-Solicitation. The Participant agrees that, during the term of his or her employment with the Company, and thereafter during the Restriction Period, he or she shall not directly or indirectly employ or seek to employ, or solicit or contact or cause others to solicit or contact with a view to engage or employ, any person who is or was a managerial level employee of the Company at the time of the Participant’s Termination Date or at any time during the 12-month period preceding such date. This Section 5.03 shall not be deemed to be violated solely by (a) placing an advertisement or other general solicitation or (b) serving as a reference.

Section 5.04            Non-Disparagement. The Participant agrees that he or she shall not at any time disparage the Company or any officer, director, employee or greater than ten percent (10%) shareholder (or beneficial owner) of the Company, and shall not, without the prior written consent of the Company, make any written or oral statement concerning the termination of his or her employment or any circumstances, terms or conditions relating thereto. Nothing in this Section 5.04 shall prevent the lawful filing or prosecution of any claim against the Company in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes, any response or disclosure by the Participant compelled by legal process or required by applicable law or any bona-fide exercise by the Participant of any shareholder rights he or she may otherwise have.

Section 5.05            Reasonableness. In the event the provisions of this Article V shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Section 5.06            Acknowledgment. The Plan Administrator shall require, as a condition to a Participant’s participation in the Plan, that such Participant enter into a written acknowledgment of the terms of this Article V (and such other provisions hereof as the Plan Administrator determines appropriate), in such form as the Plan Administrator shall determine appropriate from time to time.

Section 5.07            Equitable Relief.

(a)                By participating in the Plan, the Participant acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established the Plan in the absence of such restrictions, and that any violation of any provision of this Article V will result in irreparable injury to the Company. By agreeing to participate in the Plan, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this Article V will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of the Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in the Plan, to review thoroughly the Plan with his or her counsel.

(b)                The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond, and a court or arbitration may also order an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article V, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

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(c)                The Participant and the Company irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Article V, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court whose jurisdiction includes Lee County, Florida, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Florida, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court.

Section 5.08            Survival of Provisions. The obligations contained in this Article V shall survive the termination of Participant’s employment with the Company or a Subsidiary (or termination of the Plan) and shall be fully enforceable thereafter.

Article VI

THE PLAN ADMINISTRATOR

Section 6.01            Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall have the sole discretion to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, and the amount, manner and timing of benefits. All decisions, actions and interpretations of the Plan Administrator shall be subject only to determinations by the Named Appeals Fiduciary (as defined in Section 9.04), with respect to denied claims for Severance Benefits, and in the event of any judicial or arbitral proceeding shall be subject to de novo review. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Notwithstanding anything else herein to the contrary, all decisions, actions and interpretations of the Named Appeals Fiduciary shall be subject to de novo review by the arbitrator pursuant to Section 9.05 hereof.

Section 6.02            Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 6.03            Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

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Article VII

AMENDMENT, TERMINATION AND DURATION

Section 7.01            Amendment, Suspension and Termination. Except as otherwise provided in this Section 7.01, the Board or the Committee or the delegee of the Board or the Committee shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. Plan amendments may include, but are not limited to, elimination or reduction in the level or type of benefits provided to a Participant and may be retroactive or prospective in nature. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02. Severance Benefits provided under the Plan are at the discretion of the Company and are not a contractual obligation. Nothing in the Plan shall give, or be construed to give, any Participant the vested right to any benefit under the Plan.

Section 7.02            Duration. Unless terminated sooner by the Board or the Committee or the delegee of the Board or the Committee in accordance with Section 7.01, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01.

Article VIII

DUTIES OF THE COMPANY, THE COMMITTEE AND THE PLAN ADMINISTRATOR

Section 8.01            Records. The Company or a Subsidiary thereof shall supply to the Committee and the Plan Administrator, as the case may be, all records and information necessary to the performance of the Committee’s and the Plan Administrator’s duties.

Section 8.02            Payment. Payments of Severance Benefits to Participants shall be made by the Company in such amount as determined by the Committee under Article IV, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Plan, as directed by the Committee.

Section 8.03            Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, (i) shall be made in each of their respective sole discretion, not in any fiduciary capacity, and (ii) need not be uniformly applied to similarly situated individuals. Notwithstanding anything else herein to the contrary, all decisions, actions and interpretations of the Plan Administrator and the Named Appeals Fiduciary shall be accorded deference by the arbitrator pursuant to Section 9.05 hereof and by a court of competent jurisdiction entering the award of such arbitrator, in each case to the maximum extent permitted by applicable law.

Article IX

CLAIMS PROCEDURES

Section 9.01            Claim. Each Participant under the Plan may contest the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. No person may bring legal action, including a lawsuit, either in law or equity, more than one year after a final decision is rendered on a claim. In order to raise an issue in any legal action related to the claim, such person must have clearly raised such issue during the claims and appeals procedure described herein.

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Section 9.02        Initial Claim. Before the date on which payment of a Severance Benefit occurs, any claim relating to the administration of such Severance Benefit must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any such claim is denied in whole or in part, the terminated Participant or his or her beneficiary (“Claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Section 9.03            Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(a)                A Claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b)                The Named Appeals Fiduciary shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c)                The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the Claimant within sixty (60) days of the Claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. If the determination is adverse to the Claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and (iv) state that the Claimant has the right to bring an action under Section 502(a) of ERISA, and such determination shall be subject to de novo review by the arbitrator as provided in Section 9.05 hereof.

Section 9.04            Appointment of the Named Appeals Fiduciary. The “Named Appeals Fiduciary” shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and, unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 9.05        Arbitration; Expenses. In the event of any dispute under the provisions of the Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Estero, Florida (or such other location as may be mutually agreed upon by the Employer and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a single arbitrator selected by agreement of the parties (or, in the absence of such agreement, appointed by the American Arbitration Association). Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of the Plan or to award a remedy for a dispute involving the Plan other than a benefit specifically provided under or by virtue of the Plan. If the Participant substantially prevails on any material issue that is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

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Article X

MISCELLANEOUS

Section 10.01        Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under the Plan, except for the designation of a beneficiary as contemplated in Section 10.02.

Section 10.02        Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed by the Participant in writing with the Plan Administrator during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.

Section 10.03        Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Participant. In the case of the Company, mailed notices shall be addressed to the Plan Administrator, with copies to the Senior Vice President, Chief Human Resources Officer, and the General Counsel of the Company.

Section 10.04        409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. The Plan (and any payments) may be amended (in accordance with Article VII of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A of the Code. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments.

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Neither the Company nor the Plan Administrator shall have any liability to any person in the event such Section 409A of the Code applies to any payments or benefits hereunder in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries. A Participant (or his beneficiary, as applicable) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor the Plan Administrator shall have any obligation to indemnify or otherwise hold such person harmless from any or all of such taxes or penalties.

Section 10.05        Successors and Assigns. The rights under the Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives. The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (with a copy of such assumption provided to the Participant).

Section 10.06        No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

Section 10.07        Timing of Reimbursements; Effect on Other Payments. Except as otherwise provided in the Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by the Plan for the Participant. Anything in the Plan to the contrary notwithstanding, no reimbursement payable to Participant pursuant to any provisions of the Plan or pursuant to any plan or arrangement of the Company covered by the Plan shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

Section 10.08        No Mitigation. A Participant shall not be required to mitigate the amount of any Severance Benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise or subject to offset except as otherwise expressly provided for herein.

Section 10.09        No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company.

Section 10.10        Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 10.11        Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

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Section 10.12        Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.13        Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice versa.

Section 10.14        Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 10.15        Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 10.16        Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while the Plan is in operation.

Section 10.17        Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Florida to the extent not superseded by Federal law.

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Annex A

Positions	Severance Factor	Severance Period
Chief Executive Officer, Senior Executive Vice President, Executive Vice President, Chief Accounting Officer, President – International	1.0	12 months

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Exhibit A

SEPARATION AGREEMENT

and

GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into as of [●] by and among [●] (the “Executive”), Hertz Global Holdings, Inc. and The Hertz Corporation (hereinafter “Hertz” or the “Companies”), duly acting under authority of their officers and directors.

WHEREAS, Executive is a participant in the Amended and Restated Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “Plan”);

WHEREAS, Executive’s employment with Hertz will end effective as of [●];

WHEREAS, in connection with Executive’s separation from employment, Executive is entitled to certain payments and other benefits under the Plan, so long as Executive executes and does not revoke this Agreement; and

WHEREAS, the parties desire to fully and finally resolve any disputes, claims or controversies that have arisen or may arise with respect to Executive’s employment with and subsequent separation from the Companies.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein and in the Plan, which Executive and the Companies agree constitute good and valuable consideration, receipt of which is acknowledged, the parties stipulate and do mutually agree as follows:

1.                 In exchange for receiving the payments and benefits described in Section 4 of the Plan, Executive does for himself and his heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and the divisions, subsidiaries and affiliated companies of each of the Companies, the officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof), agents and heirs of each of the foregoing, and the predecessors, assigns and successors, past and present of each of the foregoing, and any persons, firms or corporations in privity with any of them (collectively, the “Company Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Executive has, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever from the beginning of the world to the date of execution of this Agreement, including, without limitation, (1) any and all claims for any additional severance pay, vacation pay, bonus or other compensation; (2) any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the New Jersey Law Against Discrimination; or under any other state, federal, local law or regulation or under the common law; and (3) any and all claims with respect to any event, matter, damage or injury arising out of his employment relationship with any Company Released Party, and/or the separation of such employment relationship, and/or with respect to any other event or matter.

The only exceptions to this Separation Agreement and General Release of All Claims are with respect to retirement benefits which may have accrued and vested as of the date of Executive’s employment termination, COBRA rights, enforcement of Executive’s rights under this Agreement and the Plan, and any claims under applicable workers’ compensation laws.

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Nothing in this Agreement shall be construed to prohibit Executive from filing any future charge or complaint with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Executive’s right to engage in such conduct. Notwithstanding the foregoing, Executive waives the right to obtain any relief from the EEOC or recover any monies or compensation as a result of filing a charge or complaint. In addition to agreeing herein not to bring suit against any Company Released Party, Executive agrees not to seek damages from any Company Released Party by filing a claim or charge with any state or governmental agency.

2.                 Executive shall return to the Companies all Company property and Confidential Information (as defined in the Plan) of any Company Released Party in Executive’s possession or control, including without limitation, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, contracts and proposals, files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Executive received, had access to or had in his possession, prepared or helped prepare in connection with Executive’s employment with any Company Released Party, and Executive shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. Executive acknowledges that in the course of employment with any one or more Company Released Party, Executive has acquired Confidential Information and that such Confidential Information has been disclosed to Executive in confidence and for his use only during and with respect to his employment with one or more of the Company Released Parties.

3.                 Executive acknowledges and agrees that he has agreed to be bound by the confidentiality provision in the Plan following Executive’s separation of employment, the non-competition and non-solicitation covenants in the Plan for the greater of 12 months or the Severance Period (as defined in the Plan) and the non-disparagement covenant in the Plan at all times.

4.                 Executive declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against any Company Released Party arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement. In addition to agreeing herein not to bring suit against any Company Released Party, Executive agrees not to seek damages from any Company Released Party by filing a claim or charge with any state or governmental agency.

5.                 Executive further declares and represents that no promise, inducement, or agreement not herein expressed has been made to him, that this Agreement contains the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

6.                  Executive understands and agrees that this Agreement shall not be considered an admission of liability or wrongdoing by any party hereto, and each of the parties denies any liability and agrees that nothing in this Agreement can or shall be used by or against either party with respect to claims, defenses or issues in any litigation or proceeding except to enforce rights under the Agreement itself or under the Plan.

7.                 Executive understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

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8.                Executive acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

9.                 Executive further acknowledges that he has been provided 21 days to consider and accept this Agreement from the date it was first given to him, although Executive may accept it at any time within those 21 days.

10.               Executive further understands that he has seven days after signing the Agreement to revoke it by delivering to the Senior Vice President, Chief Human Resource Officer, The Hertz Corporation, 8501 Williams Road, Estero, Florida 33928, written notification of such revocation within the seven day period. If Executive does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it.

11.               Executive acknowledges that this Agreement sets forth the entire agreement between the parties with respect to the subject matters hereof and supersedes any and all prior agreements between the parties as to such matters, be they oral or in writing, and may not be changed, modified, or rescinded except in writing signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no force or effect.

12.               Executive acknowledges that he has carefully read this Agreement and understands all of its terms, including the full and final release of claims set forth above and enters into it voluntarily.

WITH EXECUTIVE’S SIGNATURE HEREUNDER, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT EXECUTIVE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR UNWRITTEN, NOT SET FORTH IN THIS AGREEMENT; THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY HIS ATTORNEY; AND THAT EXECUTIVE HAS BEEN ENCOURAGED BY THE COMPANIES TO DO SO.

EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT EXECUTIVE HAS 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO THE SENIOR VICE PRESIDENT, CHIEF HUMAN RESOURCES OFFICER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF EXECUTIVE’S REVOCATION.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

EXECUTIVE	Date:

THE HERTZ CORPORATION	HERTZ GLOBAL HOLDINGS, INC.

By:	By:

Date:	Date:

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